As filed with the Securities and Exchange Commission on April 4, 2007

Registration No. 333-139528

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Disaster Preparedness Systems, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3561	42-1712523
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3531 Commercial Street
Vancouver, B.C. V5N 4E8 Canada
(604) 785-0184
Fax: (604) 676-2821
(Address and telephone number of principal executive offices)

Val-U-Corp Services, Inc.
1802 North Carson Street, Suite 212
Carson City, NV 89701
(775) 887-8853
(Name, address and telephone number of agent for service)

Copies to:

David Selengut, Esq.
Lawrence A. Rosenbloom, Esq.
Ellenoff Grossman & Schole LLP
370 Lexington Avenue, 19th Floor
New York, New York 10017
(212) 370-1300
Fax: (212) 370-7889

Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

This pre-effective Amendment 2 to the Registration Statement on Form SB-2 of Disaster Preparedness Systems, Inc. is being filed solely to reflect our auditor’s updated consent to reference the name of their firm under the caption “Experts” and to include their report dated March 8, 2007 in Amendment 1 to our Registration Statement on Form SB-2.  Such updated consent has been attached herewith as Exhibit 23.1. As no information in Part One of the Registration Statement has been revised or modified from our previous Amendment 1 to Form SB-2, we have only included here that information required by Part Two of Form SB-2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”).

NRS Section 78.7502 provides that:

i.

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

ii.

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

iii.

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revise Statute Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

a.

by our stockholders;

b.

by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

c.

if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

d.

if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

e.

by court order.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors.  We may purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Item 25. Other Expenses of Issuance and Distribution.

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$245.02
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	25,000.00
Printing and Engraving	2,500.00
Miscellaneous	5,000.00
Total	$82,745.02

Item 26. Recent Sales of Unregistered Securities.

With respect to all of the transactions listed below, we relied on the exemption provided by Section 4(2) of the Securities Act.

As part of our formation in November 2004, Mark Henrickson, our chairman, president and chief technology officer, and Ron Rogers, our chief operating officer and a director, each received 366,000 shares of our common stock.

In December 2004, we issued 8,000,000 million shares of our common stock to Duck Marine Systems Inc. pursuant to a license agreement granting us an exclusive, perpetual license from Duck Marine for manufacturing and marketing rights, operating prototypes, intellectual and engineering properties, as well as a compiled potential customer list for all of our technologies and products in development. (In early July 2006, the licensing agreement was amended and restated effective as of the original date of the licensing agreement to convert such agreement into an outright transfer of all such intellectual property to us for additional consideration consisting of cash.)

In a private placement beginning in September 2005, we issued our Series A 12.5% Convertible Debentures in the aggregate face amount of $158,217 in a private placement to 21 investors.

In February 2006, we issued 300,000 shares of our common stock to Joseph Stevens & Company, Inc. in consideration for consulting services provided to us by Joseph Stevens & Company pursuant to our consulting agreement with Joseph Stevens & Company.

We issued 2,160,000 shares of our common stock and 2,160,000 five-year warrants to purchase 2,160,000 shares of our common stock at an exercise price of $0.50 per share in a private offering which closed on October 5, 2006. In connection with the private offering of units, we issued 250,000 shares of our common stock to affiliates of Joseph Stevens & Company, Inc., our exclusive placement agent for the units, as partial consideration for placement agent services. On March 15, 2007, the Company issued 43,200 shares of common stock to the investors in our October 5, 2006 private placement as a result of our failure to timely file a registration statement related to the securities underlying that private placement. The Company is obligated to issue to these investors an additional 86,400 shares of common stock and warrants to purchase 129,600 shares of common stock in the aggregate consideration of the initial and subsequent registration rights penalties.

We also issued 850,000 shares of our common stock and five-year warrants to purchase an aggregate of 850,000 shares of our common stock at an exercise price of $0.50 per share to Octant Holdings Limited and its affiliates in consideration for advisory services provided to us by Octant Holdings Limited pursuant to our March 2006 advisory agreement and subsequent negotiations with Octant Holdings Limited.

We agreed to register with the SEC all of the foregoing shares of our common stock and shares of our common stock underlying the foregoing warrants, including the registration penalty shares. This registration statement is intended to satisfy these obligations and is intended to register such shares. Octant Holdings Limited and Joseph Stevens & Company, Inc. subsequently waived their registration rights.

Item 27. Exhibits.

Exhibit Number	Description

3.1*	Articles of Incorporation

3.2*	Amendment to Articles of Incorporation

3.3*	By-Laws

4.1*	Specimen Certificate of Common Stock

4.2*	Form of 12.5% Series A Convertible Note

4.3*	Form of Warrant issued to each of the selling stockholders*

4.4*	Form of Warrant issued to affiliates of Octant Holdings Limited and its affiliates*

5.1 *	Form of Opinion of Ellenoff Grossman & Schole LLP

10.1*	Technology Transfer Agreement dated July 7, 2006 between the Company and Duck Marine Systems Inc.*

10.2*	Employment Agreement, dated December 30, 2004, between Mark J. Henrickson and the Company*

10.3*	Employment Agreement, dated December 30, 2004, between Ronald R. Rogers and the Company*

10.4*	Employment Agreement, dated May 15, 2006, between William R. Majcher and the Company

10.5*	2006 Incentive Plan

23.1+	Consent of Independent Auditors

23.2 *	Consent of Counsel (included in Exhibit 5.1)

——————

*

Previously filed.

+

Filed herewith.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution;

(2) For the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on the 4th day of April, 2007

DISASTER PREPAREDNESS SYSTEMS, INC.

By:	/s/ Mark J. Henrickson
Mark J. Henrickson Chairman, President and Chief Technical Officer (Principal Executive Officer)

By:	/s/ Fredric W.D. Juzda
Fredric W.D. Juzda Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Person	Capacity	Date

	*	Director, Chairman, President and Chief Technology Officer	April 4, 2007
Mark J. Henrickson

	/s/ Ronald R. Rogers	Director and Chief Operating Officer	April 4, 2007
Ronald R. Rogers

	*	Executive Vice President and Director	April 4, 2007
William R. Majcher

	*	Chief Financial Officer and Director	April 4, 2007
Fredric W.D. Juzda

	*	Director	April 4, 2007
Ronald L. Rennie

	*	Director	April 4, 2007
Ralph Maddeaux

*= By:	/s/ Ronald R. Rogers
Ronald R. Rogers Attorney-in-fact

S-1